Exhibit 99.1
JCPenney Announces a Realignment of its Merchandising Organization

PLANO, Texas - (Nov. 3, 2017) - J. C. Penney Company, Inc. (NYSE: JCP) today announced an organizational restructuring designed to streamline decision-making and promote greater agility within its merchandise buying teams.

In conjunction with this reorganization, the position of chief merchant has been eliminated and John Tighe will be leaving the Company to pursue other opportunities. Jodie Johnson, SVP and senior general merchandise manager of women’s apparel, Sephora, salon, women’s specialty, footwear and handbags; James Starke, SVP and senior general merchandise manager of men’s apparel, children’s apparel and jewelry; and Val Harris, SVP of product development and design, will be reporting to Chairman and CEO Marvin R. Ellison effective immediately.

Additionally, Tony Hurst, SVP and general merchandise manager of home, will have the added responsibility for custom window design and home services, as well as commercial sales, and will report to Joe McFarland, EVP of stores.

“Today’s executive realignment reflects a growing need to ensure our Company remains nimble and flexible amid the constant change and transformation in the retail environment. I have the utmost confidence in our executive leaders who will continue to drive efficiency across their respective divisions, and will be empowered to make dynamic buying decisions based on real-time customer data. This simplified structure offers greater flexibility, which is critical to ensuring our assortment remains fresh and relevant, and compels more shoppers to choose JCPenney,” said Ellison. “Additionally, I want to thank John for his leadership, service and loyalty to the Company over the years. One of John’s greatest contributions to the Company are the leaders he groomed and developed during his time at JCPenney. We wish him success in his future endeavors.”

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; follow us at @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishings retailers, combines an expansive footprint of approximately 875 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to connect with shoppers how, when and where they prefer to shop. At every customer touchpoint, she will get her Penney’s worth of a broad assortment of products from an extensive portfolio of private, exclusive and national brands. Powering this shopping experience is the customer service and warrior spirit of over 100,000 associates across the globe, all driving toward the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

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